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                                                               EXHIBIT 99.2

                               CYGNUS, INC.

                       1994 STOCK OPTION/AWARD PLAN

                              PLAN AMENDMENT


          The Cygnus, Inc. 1994 Stock Option/Award Plan (the "Plan") is hereby amended, effective as of August 28, 1998, as follows:

     1.   Section V, Paragraph B.1 is hereby amended to read as follows:

          "1   TERM AND NUMBER.  Each option granted under the Plan will be exercisable on such date or dates, during such period, and for such number of shares of Common Stock as the Committee determines and sets forth in the instrument evidencing the option. Except as otherwise provided in Article X or as otherwise determined by the Committee in its sole discretion either at the time the option is granted or any time while the option remains outstanding, no option granted under the Plan shall vest at a rate greater than 25% per year beginning one (1) year after the date of grant of the option. In addition, no option granted under the Plan will have an expiration date that is more than ten (10) years after the date of the option grant."

     2. Except as modified by this Plan Amendment, all the terms and provisions of the Plan as in effect on the date hereof shall continue in full force and effect.

          IN WITNESS WHEREOF, Cygnus, Inc. has authorized this Plan Amendment to be executed on its behalf by its duly-authorized officer effective as of August 28, 1998.

                                     CYGNUS, INC.


                                     By:
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                                     Title:
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